Exhibit 99.1

October 14, 2015

Tetra Tech to Acquire Coffey International Limited

•                  Establishes a global leader in international development

•                  Combined company well positioned for Australian infrastructure market growth

•                  Coffey Board unanimously recommends Tetra Tech’s bid of A$0.425 per share

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) and Coffey International Limited (ASX: COF) are pleased to announce the execution of a Bid Implementation Agreement (BIA) under which Tetra Tech will make an off-market takeover offer to acquire 100% of the outstanding shares of Coffey for A$0.425 cash per share.

Founded in 1959 as Australia’s first geotechnical engineering firm, Coffey employs 3,300 staff globally, delivering smart solutions and providing innovation and insight across three core service areas including international development, geoservices, and project management.  For the most recent fiscal year ended June 30, 2015, Coffey reported revenue of A$556 million (US$407 million).

The acquisition of Coffey expands Tetra Tech’s geographic presence and positions Tetra Tech as the leading global consulting firm for international development, supporting the U.S. Agency for International Development, Australia’s Department for Foreign Affairs and Trade, and the United Kingdom’s Department for International Development.

“Coffey provides a platform for growth of our international development business with multinational aid agencies,” said Dan Batrack, Tetra Tech’s Chairman and CEO.  “In addition to Coffey’s expertise in geoservices and project management, the combined company will also provide water and environmental services to support Australia’s infrastructure expansion.  Together, we will be able to provide an expanded scope of services to our customers and offer our combined staff even greater professional opportunities.”

“Tetra Tech is an ideal partner for us,” said John Douglas, Managing Director of Coffey.  “This gives our people the chance to be part of a larger team of technical experts and deliver an expanded global offering to our clients.  At the same time, it offers Coffey shareholders the opportunity to realize immediate value.”

Bid Implementation Agreement (BIA)

The off-market takeover offer is governed by a Bid Implementation Agreement (BIA).  The BIA is conditional on the satisfactory completion of customary conditions, including the following:

•                  that Tetra Tech acquires relevant interest in at least 90% of Coffey’s share capital during or at the end of the offer period;

•                  receipt of all necessary regulatory approvals;

•                  no material adverse change; and

•                  no prescribed occurrence in respect of Coffey.

Coffey’s Board of Directors unanimously recommended that shareholders tender their shares and indicated that they intend to accept Tetra Tech’s offer in respect to any shares they own or control.

Financial and Legal Advisors

Tetra Tech’s financial advisor is ANZ Corporate Advisory and its legal advisor is Thomson Geer.  Coffey’s financial advisor is Gresham Advisory Partners Limited and its legal advisor is Norton Rose Fulbright.

About Coffey (www.coffey.com)

Coffey is a multi-disciplined consulting firm that provides innovative solutions for international development, geoservices, and project management.  Coffey currently has 3,300 employees who work collaboratively throughout its Australian and overseas operations.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting and engineering services. The Company supports commercial and government clients focused on water, environment, infrastructure, resource management, and energy. With 13,000 staff worldwide, Tetra Tech provides clear solutions to complex problems. For more information on Tetra Tech, please visit www.tetratech.com, follow us on Twitter (@TetraTech), or like us on Facebook.

CONTACTS:
Jim Wu, Investor Relations
Charlie MacPherson, Media & Public Relations
(626) 470-2844

Forward-Looking Statements

This news release contains forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include information concerning future events and the future financial performance of Tetra Tech that involve risks and uncertainties.  Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are urged to read the documents filed by Tetra Tech with the SEC, specifically the most recent reports on Form 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify risk factors that could cause actual results to differ materially from the forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are:  worldwide political and economic uncertainties; fluctuations in annual revenue, expenses, and operating results; the cyclicality in demand for our overall services; the cyclicality in demand for mining services; the cyclicality in demand for oil and gas services; concentration of revenues from U.S. government agencies and potential funding disruptions by these agencies; violations of U.S. government contractor regulations; dependence on winning or renewing U.S. government contracts; the delay or unavailability of public funding on U.S. government contracts; the U.S. government’s right to modify, delay, curtail or terminate contracts at its convenience; credit risks associated with certain commercial clients; risks associated with international operations; the failure to comply with worldwide anti-bribery laws; the failure to comply with domestic and international export laws; the failure to properly manage projects; the loss of key personnel or the inability to attract and retain qualified personnel; the use of estimates and assumptions in the preparation of financial statements; the ability to maintain adequate workforce utilization; the use of the percentage-of-completion method of accounting; the inability to accurately estimate and control contract costs; the failure to adequately recover on our claims for additional contract costs; the failure to win or renew contracts with private and public sector clients; acquisition strategy and integration risks; goodwill or other intangible asset impairment; growth strategy management; backlog cancellation and adjustments; the failure of partners to perform on joint projects; the failure of subcontractors to satisfy their obligations; requirements to pay liquidated damages based on contract performance; changes in resource management, environmental, or infrastructure industry laws, regulations, or programs; changes in capital markets and the access to capital; credit agreement covenants; industry competition; liability related to legal proceedings, investigations, and disputes; the availability of third-party insurance coverage; the ability to obtain adequate bonding; employee, agent, or partner misconduct; employee risks related to international travel; safety programs; conflict of interest issues; liabilities relating to reports and opinions; liabilities relating to environmental laws and regulations; force majeure events; protection of intellectual property rights; the interruption of systems and information technology; the ability to impede a business combination based on Delaware law and charter documents; and stock price volatility. Any projections in this release are based on limited information currently available to Tetra Tech, which is subject to change. Although any such projections and the factors influencing them will likely change, Tetra Tech will not necessarily update the information, since Tetra Tech will only provide guidance at certain points during the year. Readers should not place undue reliance on forward-looking statements since such information speaks only as of the date of this release.